Exhibit 10.2
MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT, dated as of March 5, 2010, is made and entered into by and among ISLAND CENTERLINE MANAGER LLC, a Delaware limited liability company (the “Manager”), on the one hand, and CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG” and, together with CHC, the “Company”), jointly and severally on the other hand.
WHEREAS, the Company desires to retain the Manager to provide executive management and strategic, restructuring and general advisory services to the Company and its Subsidiaries (as defined below) on the terms and conditions hereinafter set forth, and the Manager desires to be retained to provide such services upon the terms and conditions hereof; and
WHEREAS, this Agreement shall become effective upon the closing date (the “Effective Date”) of that certain Purchase and Sale Agreement, dated as of the date hereof, by and among C-III Capital Partners LLC, a Delaware limited liability company, CHC and the additional parties thereto, as amended from time to time (the “Purchase Agreement”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements made herein and in any other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
Section 1. Definitions. The following terms have the following meanings assigned to them:
(a) “Adjusted EBITDA” means, for any given period, EBITDA for such period less Corporate Interest Expense for such period, adjusted to [back out write-downs, write-ups and actual gains and losses attributable to pre-transaction investments and other assets].
(b) “Affiliate” means, with respect to any Person, any other Person at the time directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person. For purposes hereof, the terms “control,” “controlling,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the legal power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be deemed an Affiliate of the Manager or its Affiliates for purposes of this Agreement.
(c) “Agency Lending Business” means the business of (i) originating mortgage loans as an agent for the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and similar government-sponsored entities and government agencies (each, an “Agency Lender”), but in each case limited to lending programs of the Agency Lenders in which the Company participates on the Effective Date, and (ii) where appropriate, closing such loans using short-term warehouse lines of credit and selling such loans to Agency Lenders and/or third party private investors.
(d) “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.
(e) “B Bonds” means those certain series B certificates held initially by Centerline Sponsor 2007-1 Securitization, LLC in connection with the Bond Transaction.
(f) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
(g) “Base Management Fee” shall have the meaning set forth in Section 6 of this Agreement.
(h) “Board of Trustees” means the Board of Trustees of CHC, as constituted from time to time. The phrase “subject to the approval of the Board of Trustees” or phrases of similar import and effect used in this Agreement shall mean the approval of a majority of the independent members of the Board of Trustees or a duly appointed committee of the Board of Trustees comprised of independent members thereof.
(i) “Bond Transaction” means the exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates that were sold by a placement agent and series B certificates that were held initially by SPV I for purposes of a securitization of such portfolio that is credit enhanced by Freddie Mac pursuant to a Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
(j) “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(k) “CHC’s Net Income” means the net income (or loss) of the CHC as determined in accordance with GAAP and, in the case of CHC, as reported in CHC’s Filings as filed with the SEC or any national securities exchange from time to time.
(l) “Claim” shall have the meaning set forth in Section 10(b) of this Agreement.
(m) “Code” means the Internal Revenue Code of 1986, as amended.
(n) “Common Shares” means the common shares of beneficial interest of CHC.
(o) “Common Share Equivalents” shall mean convertible securities and rights entitling the holder thereof to receive, directly or indirectly, Common Shares without the payment of any consideration by such holder for such Common Shares.
(p) “Company Change of Control” means the occurrence of any of the following: (a) any merger or consolidation of CHC or CCG with or into any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act), if, after immediately giving effect to such transaction, the shareholders of CHC prior to the transaction, other than the Manager and its Affiliates, are no longer the beneficial owners (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of securities representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the surviving entity normally entitled to vote in the election of directors, managers or trustees of the surviving entity; (b) the election to the Board of Trustees of a majority of Trustees not nominated by the Board of Trustees or a duly appointed committee thereof; (c) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC or CCG, on a consolidated basis, in one transaction or a series of related transactions, if immediately after giving effect to such transaction, the shareholders of CHC prior to the transaction, other than the Manager and its Affiliates, are not the beneficial owners (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of securities representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee normally entitled to vote in the election of directors, managers or trustees; or (d) the acquisition by any Person or group of Persons (other than the Manager and its Affiliates) of securities representing the greater of (x) 30% or more of the total voting power on a fully diluted basis of the aggregate outstanding securities of CHC normally entitled to vote in the election of Trustees of CHC, and (y) the percentage of such total voting power then represented by the securities beneficially owned by the Manager and its Affiliates, provided, however, with respect to clause (d), no Company Change of Control shall be deemed to result from any acquisition of beneficial ownership of securities from the Manager or any of its Affiliates.
(q) “Company Indemnified Person” shall have the meaning set forth in Section 10(e) of this Agreement.
(r) “Company and Subsidiaries Expenses” means all operating and capital expenses, other than Reimbursable Manager Expenses, related to the administration, operations, investment activities and business and other affairs of the Company and its Subsidiaries, including the expenses referred to in Section 2(d).

(s) “Corporate Interest Expense” means, for any given period, interest expense accrued by the Company during such period with respect to (i) Term Loan indebtedness outstanding during such period and (ii) long-term indebtedness incurred by the Company or any of its Subsidiaries following the Effective Date to finance any merger, consolidation, acquisition or other non-organic expansion transaction involving the Company or any of its Subsidiaries; provided, however, that interest expense with respect to the Term Loan shall be deemed for this purpose to be the lesser of (x) actual interest expense accrued during the period (net of associated hedging costs accrued during the period, if applicable) and (y) the product of (1) the average outstanding principal balance of the Term Loan outstanding during the period, multiplied by (2) six percent (6%) divided by 365, multiplied by (3) the number of days in such period. For the avoidance of doubt, “Corporate Interest Expense” shall not include interest with respect to outstanding indebtedness under warehouse credit facilities, revolving credit facilities and similar short-term borrowing arrangements.
(t) “Covered Event” shall have the meaning set forth in Section 10(b) of this Agreement.
(u) “Dispute” shall have the meaning set forth in Section 21(a) of this Agreement.
(v) “EBITDA” means, for any given period, CHC’s Net Income attributed to CHC shareholders adjusted for (i) the deconsolidation of partnerships and entities as required by FASB Accounting Standards Codification Topic 810 and (ii) the deconsolidation of the Excluded Entities plus (a) in each case to the extent deducted in determining CHC’s Consolidated Net Income, (i) consolidated interest expense on Corporate Debt, (ii) the Unused Facility Fee and any other unused facility fees on Corporate Debt, (iii) preferred dividends paid, accrued or allocated to preferred Capital Stock (if actually paid), (iv) all federal, state, local and foreign income tax expense, (v) depreciation, depletion, and amortization expense (including mortgage servicing rights) and other similar non-cash items, (vi) non-cash impairments of non-working capital assets, including intangibles, (vii) non-recurring net losses from the sale or other disposition of assets acquired by the Company prior to the Effective Date outside the ordinary course of business, (viii) non-cash losses associated with the change in fair market value of derivatives, (ix) other non-recurring losses, including, without limitation, one-time expenses, severance payments, charges, losses or other payments associated with the Island Recapitalization, (x) cash revenue actually received by CHC attributable to the B Bonds and/or bonds included in the Bond Transaction, (xi) expenses recognized by CHC in accordance with GAAP attributable to the B Bonds and/or bonds included in the Bond Transaction minus (b) in each case to the extent added in determining CHC’s Consolidated Net Income, (i) all federal, state, local and foreign income tax benefits, (ii) non-cash gains related to sales of mortgage loans, (iii) (iii) non-cash recoveries of non-working capital assets, including intangibles, (iv) non-recurring net gains from the sale or other disposition of assets acquired by the Company prior to the Effective Date outside the ordinary course of business, (v) non-cash gains associated with the change in fair market value of derivatives, (vi) other non-cash gains (including, without limitation, gains related to mortgage servicing rights), (vii) revenues recognized by CHC in accordance with GAAP attributable to the B Bonds and/or bonds included in the Bond Transaction, (viii) cash expenses paid by CHC in accordance with GAAP attributable to the B Bonds and/or bonds included in the Bond Transaction.

(w) “Effective Date” shall have the meaning set forth in the recitals hereto.
(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(y) “Excluded Entities” means Centerline Financial LLC, Centerline Financial Holdings LLC, Centerline Guarantor LLC, Centerline Equity Issuer Trust, Centerline Guaranteed Manager LLC, Centerline Guaranteed Manager II LLC and Centerline Guaranteed Holdings LLC.
(z) “Fannie Mae” means the Federal National Mortgage Association, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
(aa) “FASB” means the Financial Accounting Standards Board.
(bb) “Freddie Mac” means the Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
(cc) “Fully-Diluted Adjusted EBITDA Per Share” means, for any given period, Adjusted EBITDA for such period divided by the Weighted Average Number of CSEs outstanding during such period.
(dd) “GAAP” means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Borrower, each Guarantor and their respective Subsidiaries adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
(ee) “Good Reason” means, with respect to the actions and/or inactions of the Board of Trustees, the Manager’s determination that (i) the Board of Trustees has engaged in a pattern of conduct (actions and/or inactions) that materially interferes with the Manager’s ability to perform its obligations pursuant to this Agreement by repeatedly failing to approve or implement the Manager’s recommendations, advice or actions given or taken pursuant to this Agreement and (ii) such actions or inactions are not the best interests of the shareholders of CHC (other than the Manager and its Affiliates, in their capacities as shareholders of CHC).
(ff) “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating or similar agreement in the case of a limited liability company, the trust instrument in the case of a trust, and any equity holder rights plan, or similar governing documents, in each case as amended from time to time.
(gg) “Incentive Fee” shall have the meaning set forth in Section 7(a) of this Agreement.
(hh) “Indemnified Persons” shall have the meaning set forth in Section 10(e) of this Agreement.
(ii) “Initial Term” shall have the meaning set forth in Section 11 of this Agreement.
(jj) “Investment Company Act” means the Investment Company Act of 1940, as amended.
(kk) “Island Capital Group” means Island Capital Group LLC, a Delaware limited liability company.
(ll) “Last Appraiser” shall have the meaning set forth in Section 7(d) of this Agreement.
(mm) “LIHTC Business” means the business of (i) sponsoring funds for institutional and retail investors that invest in affordable housing properties benefiting from the Low-Income Housing Tax Credit or other federal and state programs that promote the development of multifamily properties and (ii) managing such funds, including fund origination, property acquisition, underwriting, asset management and administration.
(nn) “Losses” shall have the meaning set forth in Section 10(b) of this Agreement.
(oo) “Majority-Owned Affiliate” means an Affiliate of a Person (i) that is directly or indirectly controlled by such Person and (ii) in which such Person directly or indirectly owns equity interests representing more than a 50% ownership interest in such Affiliate.
(pp) “Manager Change of Control” means Andrew Farkas ceasing to control or beneficially own, directly or indirectly, at least 33% of the outstanding equity interests in the Manager and, at such time or at any time thereafter, fewer than three of Jeffrey Cohen, Frank Garrison, James Aston, George Carleton and Paul Hughson are actively involved in the management and operations of the Manager; provided, however, that Manager Change of Control shall not result from (i) any public offering of the equity interests of Island Capital Group or the Manager or of any equity interests in any Person that directly or indirectly owns equity interests in the Manager, or (ii) any permitted assignment of this Agreement by the Manager in accordance with the terms of this Agreement.
(qq) “Manager Indemnified Person” shall have the meaning set forth in Section 10(b) of this Agreement.
(rr) “Manager Indemnitors” shall have the meaning set forth in Section 10(d) of this Agreement.

(ss) “Manager Representative” means any officer, director, employee, principal, member, manager, agent or other representative of the Manager or its Affiliates.
(tt) “Mediation Request” shall have the meaning set forth in Section 21(b) of this Agreement.
(uu) “Outside Activities” shall have the meaning set forth in Section 3(d) of this Agreement.
(vv) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
(ww) “Procedure” shall have the meaning set forth in Section 21(b) of this Agreement.
(xx) “Procedures Review Payments” shall have the meaning set forth in Section 6(b) of this Agreement.
(yy) “Reimbursable Manager Expenses” means the following expenses paid or payable by the Manager or any of its Affiliates (excluding the Company and its Subsidiaries), to the extent not directly paid by the Company or any of its Subsidiaries: (i) all reasonable out-of-pocket costs, including reasonable travel, lodging, meals and similar costs and expenses incurred by all personnel of the Manager and its Affiliates paid or reimbursed by the Manager or its Affiliates, to the extent that such costs and expenses relate to the administration, operations, investment activities or other business affairs of the Company or any of its Subsidiaries (including, without limitation, executive management and strategic, restructuring and general advisory services provided by the Manager pursuant to this Agreement); (ii) the allocable share of the costs of including the activities of the Manager and its Affiliates in connection with the services provided to the Company and its Subsidiaries hereunder under directors’ and officers’ liability insurance, investment advisor insurance, fidelity insurance and/or errors and omissions insurance maintained by the Manager and its Affiliates and any similar insurance maintained by the Manager with respect to the services provided under this Agreement for any period that the Company does not provide insurance coverage in accordance with Section 5(d), whether at the election of the Manager in accordance with Section 5(d) or otherwise; and (iii) allocable portions of all compensation costs (including, without limitation, benefits) and general overhead expenses (including, without limitation, office rent, supplies, telecommunications services, utilities and the like) of personnel of the Manager and its Affiliates to the extent attributable to the services provided to the Company and its Subsidiaries under this Agreement solely with respect to such personnel of the Manager and its Affiliates who have been approved and on such terms as have been approved (in advance of, during or after the rendering of such services) by the Board of Trustees.
(zz) “Renewal Term” shall have the meaning set forth in Section 11 of this Agreement.

(aaa) “SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the United States Securities and Exchange Commission.
(bbb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ccc) “Subsidiary” means a Person of which: (a) the Company or any Subsidiary is a general partner or managing member; or (b) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such Person is held by the Company or by any one or more of its Subsidiaries.
(ddd) “Target Adjusted EBITDA Per Share” shall mean $42.35 million divided by the number of Common Share Equivalents outstanding on the Effective Date; provided, however, that such per share amount shall be equitably adjusted from time to time to take into account the effect of (i) any issuance of additional Common Shares as a dividend or other distribution on outstanding Common Shares, (ii) any subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) any combination or reverse split of outstanding Common Shares into a smaller number of Common Shares, in each case following the Effective Date.
(eee) “Term” shall have the meaning set forth in Section 11 of this Agreement.
(fff) “Term Loan” means $127.5 million of original outstanding indebtedness under that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the Effective Date, by and among the Company, Bank of America, N.A., as administrative agent and lender, and the other lenders and guarantors parties thereto.
(ggg) “Termination Fee” means a termination fee equal to: (i) in the case of a termination during the first calendar year of the Term, three (3) times the Base Management Fee; (ii) in the case of a termination during the second calendar year of the Term, three (3) times the sum of (A) the Base Management Fee and (B) the Incentive Fee earned by the Manager for the first calendar year of the Term; and (iii) in the case of a termination during any calendar year after the second calendar year of the Term, three (3) times the sum of (A) the Base Management Fee and (B) the average annual Incentive Fee earned by the Manager for the two (2) calendar years immediately preceding the calendar year in which the termination occurs.
(hhh) “Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.
(iii) “Trustee” means a duly elected or appointed member of the Board of Trustees.
(jjj) “Unused Facility Fee” means fees paid by Company on any undrawn portion of full commitment on its Corporate Debt.
(kkk) “Valuation Notice” shall have the meaning set forth in Section 7(d) of this Agreement.

(lll) “Weighted Average Number of CSEs” means, with respect to any given period, the weighted average number of Common Shares and Common Share Equivalents outstanding during such period calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 260 — Earnings per Share.
(mmm) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
(nnn) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”
Section 2. Engagement and Duties of the Manager.
(a) The Company, on behalf of itself and its Subsidiaries, hereby engages the Manager, and delegates all requisite power and authority to the Manager, to advise and assist the Company and its Subsidiaries, subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to perform the duties of the Manager set forth on Schedule A. The engagement of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.
(b) The Manager, in rendering its services and performing its duties under this Agreement to the Company and its Subsidiaries, will at all times and with respect to all matters be subject to the supervision and control of the Board of Trustees and senior management of the Company. The Manager acknowledges: (i) that the management, policies and operations of the Company and its Subsidiaries shall remain the ultimate responsibility of the Board of Trustees acting pursuant to and in accordance with the Governing Instruments of the Company and its Subsidiaries, (ii) the Board of Trustees and senior management of the Company may in their sole discretion decline to follow, reject or reverse any advice or recommendations of the Manager with respect to the administration, operations, investment activities and business and other affairs of the Company and its Subsidiaries, and the Manager shall be bound by such a decision of the Company and the Board of Trustees and (iii) that the Manager has no authority to bind the Company without the prior consent of the Board of Trustees. If there is an inconsistency between this Section 2(b) and any other provision of this Agreement (including Schedule A hereto), this Section 2(b) shall control.
(c) The Manager or its Affiliates may provide other services to the Company and its Subsidiaries not contemplated by this Agreement pursuant to written agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries; provided, however, that any such agreements entered into with the Manager or such Affiliate shall be (i) on terms no more favorable to the Manager or such Affiliate than would be obtained from a third party on an arm’s length basis and (ii) approved by the Board of Trustees.

(d) The Manager may recommend that the Company and its Subsidiaries to retain, at the sole cost and expense of the Company, accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others to provide services to the Company, its Subsidiaries and the Manager in connection with the businesses and affairs of the Company and its Subsidiaries, including those that have rendered, then are rendering, or may in the future render services to the Company, its Subsidiaries and the Manager, as the Manager deems necessary or advisable.
(e) In performing its duties under this Section 2, the Manager shall be entitled to rely on qualified experts and professionals (including accountants, legal counsel and other service professionals) hired by the Company or by the Manager on its own behalf in connection with its services under this Agreement.
(f) Notwithstanding the other terms this Agreement, all matters related to (i) the transactions contemplated by the Purchase Agreement and ancillary agreements (including indemnification claims and other post-closing matters) and (ii) any conflict related to compensation, indemnification or exculpation of the Manager pursuant to this Agreement, shall each be subject to the reasonable approval of the Board of Trustees.
Section 3. Devotion of Time; Additional Activities.
(a) During the Term, the Manager shall assign to work with the Company and its Subsidiaries personnel of the Manager and its Affiliates with suitable qualifications and experience to perform the Manager’s duties and responsibilities under this Agreement and cause such personnel to dedicate such time as may reasonably be required to perform the Manager’s duties. None of the officers or employees of the Manager will be dedicated exclusively to the Company and its Subsidiaries, unless otherwise agreed by the Manager and the Board of Trustees.
(b) The Company and its Subsidiaries (including the Board of Trustees) agree to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement.
(c) Except as provided in Section 25, nothing in this Agreement shall (i) prevent the Manager, any of its Affiliates, or any of their respective officers, directors, managers, investors, partners, principals, employees, controlling Persons or other personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including investing in, or rendering advisory services to others investing in, any type of business (including investments that meet the principal investment objectives of the Company or any Subsidiary), whether or not the investment objectives or policies of any such other Person are similar to those of the Company or any Subsidiary (“Outside Activities”) or (ii) in any way bind or restrict the Manager, any of its Affiliates, or any of their respective officers, directors, managers, investors, partners, principals, employees, controlling Persons or other personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom the Manager, any of its Affiliates, or any of their respective officers, directors, managers, investors, partners, principals, employees, controlling Persons or other personnel may be acting; provided, however, that the Manager acknowledges and agrees that all Manager Representatives shall be subject to the Company’s insider trading policies and procedures in effect from time to time. The Manager shall not assign any Manager Representative to provide services to the Company or any of its Subsidiaries pursuant to the terms of this Agreement, and shall remove him from such assignment, if his Outside Activities materially impair his ability to carry out the services the Manager has assigned to him.
Section 4. Confidentiality. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the Board of Trustees; (ii) to the Company’s or the Manager’s legal counsel, accountants and other professional advisors on a need to know basis; (iii) to financing sources in the ordinary course of the Company’s and its Subsidiaries’ businesses, subject to the execution of customary confidentiality agreements by any such financing source; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary, or disclosure or presentations to Company investors in compliance with the Company’s Regulation FD disclosure policies and procedures; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 4 or, to the Manager’s knowledge, a violation of a legal or contractual obligation to the Company that would prohibit the disclosure of such information; or (viii) in the ordinary course of business, which the Manager, acting prudently, deems in its reasonable discretion, necessary or appropriate in connection with carrying out its duties under this Agreement, but subject to compliance with the Company’s Regulation FD disclosure policies and procedures.
Section 5. Obligations of Manager; Restrictions.
(a) The Manager shall refrain from any action that, in its good faith judgment:
(i) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act;
(ii) would knowingly violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s or any of its Subsidiaries’ Governing Instruments, code of conduct or other compliance or governance policies and procedures;
(iii) would result in a material default under any contract to which the Company is a party, including the Company’s credit facilities; or
(iv) would knowingly violate a policy or directive of the Company or any Subsidiary or any or resolution of the Board of Trustees.

If the Manager is ordered to take any such action by the Board of Trustees, the Manager shall promptly notify the Board of Trustees of the Manager’s judgment that such action would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation, the Company’s or any of its Subsidiaries’ Governing Instruments, code of conduct or other compliance or governance and procedures, or any such contract. Notwithstanding the foregoing, the Manager, its Affiliates, their respective controlling Persons, directors, officers, members, managers, partners, owners and employees shall not be liable to the Company or any of its Subsidiaries, or any of their respective trustees, directors, managers officers, or security holders for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 10 of this Agreement. The Manager shall be permitted to rely in good faith upon any written communication from the Secretary of CHC to evidence the approval of the Board of Trustees with respect to any matter.
(b) The Manager agrees that any of its Manager Representatives who provide services to the Company or any of its Subsidiaries pursuant to the terms of this Agreement shall be bound by all rules, policies and procedures, including the Company’s code of conduct and other compliance and governance policies and procedures applicable to all officers, directors, employees, agents and other representatives of the Company and its Subsidiaries that are adopted by the Board of Trustees, from time to time, including those required under the Exchange Act, the Securities Act, or any national securities exchange on which any of CHC’s securities are listed, and the Manager agrees to take, or cause to be taken, all actions reasonably required to cause such Manager Representatives to be bound by such rules, policies and procedures to the extent applicable to such Persons.
(c) The Manager shall provide the Board of Trustees such periodic and other reports concerning the services rendered hereunder and the Manager’s performance of its obligations hereunder as may be reasonably requested by the Board of Trustees.
(d) The Company shall name the Manager and its principals, officers, directors, members, managers and employees as additional insureds under its directors’ and officers’ liability insurance, investment advisor insurance, fidelity insurance and/or errors, omissions and liability policies with respect to the services provided under this Agreement at the sole cost and expense of the Company; provided, however, that the Manager may elect by written notice to the Company to suspend the Company’s obligation to provide such insurance coverage for a period specified in such notice, and upon the expiration of such period such obligation shall be automatically reinstated.
Section 6. Fees and Payments.
(a) Base Management Fee. The Company shall pay the Manager an annual base management fee (the “Base Management Fee”) for each calendar year (or portion thereof, in the case of the first and last years of the Term) during the Term in an amount equal to $5,000,000. The Base Management Fee shall be payable in cash in quarterly installments, due in advance on the first day of each calendar quarter that this Agreement is in effect. The first installment shall be due on the Effective Date and shall be pro rated based on the number of days remaining in the first quarter from and after the Effective Date. The Base Management Fee shall be payable independent of the performance of the Company and its Subsidiaries.
(b) Procedures Review Payments. During the first year of the Term of this Agreement only, the Company shall pay the Manager restructuring advisory payments totaling $5,000,000 (the “Procedures Review Payments”). In exchange for the Procedures Review Payments, the Manager shall advise and assist the Audit Committee of the Board of Trustees in organizing and conducting a comprehensive review of all of its internal policies, procedures and controls relating to fund administration and management (including matters relating to Centerline High Yield CMBS Fund II LLC and Centerline Diversified Risk CMBS Fund II LLC), and in connection therewith, subject to the oversight of the Audit Committee of the Board of Trustees, shall consult with and make recommendations to third party accountants and others engaged by the Audit Committee of the Board of Trustees to assist in such review and establish, to the extent necessary or appropriate, new or revised policies, procedures and controls (the “Procedures Review”). In connection with the Procedures Review, the Manager shall also advise the Company with regards to retention of third party professionals, including counsel, and shall assist with communications with investors and advise the Company with regards to any discussions with investors involving resolution or remediation of any errors that may be discovered that resulted in losses to such investors. The Procedures Review Payments shall be payable in cash in monthly installments, commencing on the Effective Date and continuing on the first Business Day of each of the next twelve (12) calendar months (appropriately pro rated in the case of the first and last payments).
Section 7. Incentive Fee.
(a) The Company shall pay the Manager an annual incentive fee (an “Incentive Fee”) in respect of each calendar year during which this Agreement was in effect for at least one day during the Term in an amount, not less than zero, equal to the product of (x) the amount by which CHC’s Fully-Diluted Adjusted EBITDA Per Share for such calendar year exceeds Target Adjusted EBITDA Per Share, multiplied by (y) the Weighted Average Number of CSEs outstanding during such calendar year, multiplied by (z) ten percent (10%). The Incentive Fee payable in respect of the first and, if applicable, the last calendar year during which this Agreement is in effect shall be prorated, based on the number of days in such year that this Agreement is in effect divided by 365. The Incentive Fee shall be due and payable with respect to each calendar year annually (and following the expiration or termination of this Agreement) in arrears, not later than March 31 for the following year.
(b) The Incentive Fee for any calendar year shall be paid, at the election of the Board of Trustees, in cash or in Common Shares (valued as provided in Section 7(c)), as indicated in a written notice delivered to the Manager no fewer than ten (10) days prior to its payment; provided, however, that if such notice from the Board of Trustees states that more than fifty percent (50%) of the Incentive Fee is to be paid in Common Shares, then the Manager may provide a written notice to the Company requesting that the portion of the Incentive Fee to be paid in Common Shares be reduced to a different percentage, but not less than 50%, in which case the Company shall pay the reduced portion in cash instead of in Common Shares.

(c) The number of Common Shares to be issued to the Manager as payment of all or a portion of the Incentive Fee shall equal the dollar amount of the Incentive Fee (or portion thereof) payable in Common Shares divided by a value determined as follows:
(i) if the Common Shares are traded on a securities exchange, then the value shall be deemed to be the average of the closing prices of the Common Shares on such exchange during the ten (10) Business Days prior to the date on which the Incentive Fee is paid;
(ii) if the Common Shares are not traded on a securities exchange but are actively traded over-the-counter, then the value shall be deemed to be the average of the closing bids or sales prices, as applicable, during the ten (10) Business Days prior to the date on which the Incentive Fee is paid; and
(iii) if the Common Shares are not traded on a securities exchange or in the reasonable judgment of the Board of Trustees are not actively traded over-the-counter, then the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Trustees.
(d) If at any time the Manager shall, in connection with a determination of the value of the Common Shares made by the Board of Trustees pursuant to Section 7(c)(iii) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Board of Trustees and the Manager within ten (10) Business Days after the Manager provides written notice to CHC of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of nationally recognized standing selected jointly by the Board of Trustees and the Manager within not more than twenty (20) days after CHC’s receipt of the Valuation Notice. In the event the Board of Trustees and the Manager cannot agree with respect to such selection within the aforesaid twenty (20)-day period, the Board of Trustees shall select one such independent appraiser and the Manager shall select one such appraiser within five (5) Business Days after the expiration of the twenty (20)-day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board of Trustees and the Manager and shall be delivered to the Manager and the Board of Trustees within not more than fifteen (15) days after the selection of the Last Appraiser. All fees and expenses of any such appraiser shall be borne by the party to this Agreement whose calculation of the value of the Common Shares, as submitted to such appraiser, differs most from the determination of such amount by such appraiser.
(e) Notwithstanding any dispute between the Manager and CHC as to the amount of the value of the Common Shares, the Company shall pay the Incentive Fee, which if any portion of such payment is to be in Common Shares, is valued at a share value reasonably determined by the Board of Trustees not later than March 31 of the year following the calendar year for which such payment is due. In such event, following the determination of the amount of the value of the Common Shares in accordance with the provisions of this Section 7, then (i) the Manager shall promptly repay to the Company any amount it received but was not entitled to receive or (ii) the Company shall pay to the Manager any additional amount to which the Manager was entitled but was not paid.

Section 8. Company and Subsidiary Expenses. The Company shall pay directly all or, if and to the extent paid by the Manager or any of its Affiliates, shall reimburse the Manager and its Affiliates, in accordance with Section 9, for all documented Company and Subsidiaries Expenses reasonably incurred by the Manager or any of its Affiliates.
Section 9. Reimbursable Manager Expenses.
(a) The Company shall reimburse the Manager and its Affiliates for all Reimbursable Manager Expenses, as provided in this Section 9.
(b) The Manager shall prepare reasonably detailed invoices documenting the Reimbursable Manager Expenses incurred during each calendar quarter, and shall deliver such invoices and appropriate supporting documentation (receipts, etc.) to the Company within forty-five (45) days after the end of each calendar quarter. Reimbursable Manager Expenses shall be reimbursed by the Company to (or as directed by) the Manager no later than the twentieth (20th) day following the date of delivery of an invoice therefor.
(c) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
Section 10. Limits of the Manager’s Responsibility; Exculpation; Indemnification.
(a) The Manager assumes no responsibility under this Agreement other than to comply with the terms of this Agreement and render the services called for under this Agreement in good faith and in the best interests of the Company and its shareholders. The Manager shall not be responsible for any actions of the Company and its Subsidiaries in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 5 of this Agreement, except as set forth in this Section 10. The Manager, its Affiliates and their respective controlling Persons, directors, officers, members, managers, partners, owners and employees will not be liable to the Company or any of its Subsidiaries, or any of their respective controlling Persons, trustees, directors, officers, members, managers, partners, security holders or employees for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions found by a court of competent jurisdiction in a final, non-appeasable judgment to be attributable to: (i) any such Person acting or omitting to act with deliberate dishonesty; (ii) any such Person receiving an improper personal benefit in money, property or services; (iii) in the case of a criminal proceeding, any such Person having had reasonable cause to believe that the act or omission was unlawful; or (iv) the gross negligence, willful misconduct, fraud or bad faith on the part of any such Person.
(b) The Company to the fullest extent permitted by law shall indemnify and hold harmless the Manager, its Affiliates and their respective controlling Persons, directors, officers, members, managers, partners, owners and employees, (each, a “Manager Indemnified Person”), from and against any and all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), whether or not involving a third party, arising out of or in connection with or resulting from any Covered Event (as defined below) or alleged Covered Event. The term “Covered Event” shall mean (a) any action taken or omitted to be taken, or services performed or omitted to be performed, by a Manager Indemnified Person, in accordance with the terms of this Agreement, or (b) any action taken, or omitted to be taken, by the Company, any Subsidiary, any of their Affiliates or any of their respective officers, directors, members, managers, advisors, agents, consultants, fiduciaries, investors, lenders, partners, principals, employees, controlling Persons or professionals in connection with any matter in which a Manager Indemnified Person has been involved pursuant to this Agreement; provided, however, that the term “Covered Event,” with respect to a Manager Indemnified Person, shall exclude any Losses to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to be attributable to: (A) any such Person acting or omitting to act with deliberate dishonesty; (B) any such Person receiving an improper personal benefit in money, property or services; (C) in the case of a criminal proceeding, any such Person having had reasonable cause to believe that the act or omission was unlawful; or (D) the gross negligence, willful misconduct, fraud or bad faith on the part of any such Manager Indemnified Person. In the event that any Manager Indemnified Person becomes involved in any capacity in any suit, action, proceeding or investigation (a “Claim”) in connection with any matter arising out of or in connection with the Manager’s duties hereunder (including a Covered Event), the Company will periodically reimburse such Manager Indemnified Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Manager Indemnified Person shall provide the Company with an undertaking (in form and substance reasonably acceptable to the Board of Trustees) to promptly repay to the Company the amount of any such expenses paid to such Manager Indemnified Person if it shall ultimately be determined that such Manager Indemnified Person is not entitled to be indemnified by the Company as herein provided in connection with any such Losses and (ii) such Manager Indemnified Person shall provide the Company with a written affirmation that such Manager Indemnified Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; and further provided, that the failure for any reason of the Company to advance funds to any Manager Indemnified Person shall in no way affect such Manager Indemnified Person’s right to reimbursement of such costs if it is ultimately determined that such Manager Indemnified Person was entitled to indemnification pursuant to the terms hereof. If a Manager Indemnified Person is successful (in whole or in part) in any Claim brought by such Manager Indemnified Person against the Company to recover an advancement of expenses or indemnification, or if a Manager Indemnified Person is successful (in whole or in part) in defending any Claim brought by the Company to recover advances pursuant to an undertaking, then the Company shall indemnify such Manager Indemnified Person for the fees and other expenses (including attorneys’ fees) incurred by such Manager Indemnified Person in connection with such Claim to the fullest extent permitted by law.
(c) Any Manager Indemnified Person entitled to indemnification from the Company hereunder shall first seek recovery under any insurance policies not maintained by the Company or its Subsidiaries by which such Manager Indemnified Person is covered and any Manager Indemnified Person shall obtain the written consent of the Company prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Manager Indemnified Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Manager Indemnified Person from seeking indemnification pursuant to this Section 10. If such Manager Indemnified Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Company by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company in full prior to the actual receipt of such net insurance proceeds, such Manager Indemnified Person shall be subrogated, to the extent of such payment, to any rights which such Manager Indemnified Person may have against any applicable insurer with respect to the subject matter underlying such indemnification claim and such Manager Indemnified Person shall assign any such rights to the Company. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company and also of any other Person for which the Manager Indemnified Person hereunder was then acting in a similar capacity (other than acting on behalf of the Manager in connection with providing services to the Company), then the amount of the indemnification to be provided by the Company shall be limited to the Company’s proportionate share thereof if so determined by the Board of Trustees acting in good faith.
(d) The Company hereby acknowledges that certain Manager Indemnified Persons have or may in the future have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more other Manager Indemnified Persons (each, a “Manager Indemnitor” and collectively the “Manager Indemnitors”). Without limiting the provisions of the Company in Section 10(c), the Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to a Manager Indemnified Person are primary and any obligation of any Manager Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Manager Indemnified Person are secondary), (ii) it shall be required to advance the full amount of expenses incurred by a Manager Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent required by this Agreement, without regard to any rights such Manager Indemnified Person may have against any Manager Indemnitor, but only if the Manager Indemnified Person provides an undertaking to repay such amount if it is ultimately determined that such Manager Indemnified Person is not entitled to be indemnified by the Company, and (iii) it irrevocably waives, relinquishes and releases the Manager Indemnitors from any and all claims against the Manager Indemnitors for contribution, subrogation or other recovery with respect to amounts for which the Company is liable pursuant to this Agreement. The Company further agrees that no advancement or payment by a Manager Indemnitor on behalf of a Manager Indemnified Person with respect to any claim for which such Manager Indemnified Person has sought indemnification from the Company shall affect the foregoing and such Manager Indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Manager Indemnified Person against the Company. The Company and each Manager Indemnified Person agree that the Manager Indemnitors are express third party beneficiaries of this Section 10(d).
(e) The Manager to the fullest extent permitted by law shall indemnify and hold harmless the Company, its Subsidiaries and Affiliates and their respective trustees, directors, officers and employees and the members, managers, partners and owners of the Company’s wholly owned Subsidiaries (each, a “Company Indemnified Person” and together with the Manager Indemnified Persons, the “Indemnified Persons”) from and against (i) any and all

Losses, whether or not involving a third party, which may be incurred arising out of or resulting from acts or omissions of the Manager or any Manager Representative providing services pursuant to this Agreement found by a court of competent jurisdiction in a final, non-appealable judgment to be attributable to: (A) any such Person acting or omitting to act with deliberate dishonesty; (B) any such Person receiving an improper personal benefit in money, property or services; (C) in the case of a criminal proceeding, any such Person having had reasonable cause to believe that the act or omission was unlawful; or (D) the gross negligence, willful misconduct, fraud or bad faith on the part of any such Person, and (ii) any claims by any of the Manager’s or its Affiliates’ employees relating to the terms and conditions of their employment by the Manager or any of its Affiliates, as applicable.
(f) Any Company Indemnified Person entitled to indemnification from the Manager hereunder shall first seek recovery under any insurance policies by which such Company Indemnified Person is covered and any Company Indemnified Person shall obtain the written consent of the Manager prior to entering into any compromise or settlement which would result in an obligation of the Manager to indemnify such Company Indemnified Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Company Indemnified Person from seeking indemnification pursuant to this Section 10. If such Company Indemnified Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Manager by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Manager in full prior to the actual receipt of such net insurance proceeds, such Company Indemnified Person shall be subrogated, to the extent of such payment, to any rights which such Company Indemnified Person may have against any applicable insurer with respect to the subject matter underlying such indemnification claim and such Company Indemnified Person shall assign any such rights to the Manager. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Manager and also of any other Person for which the Company Indemnified Person hereunder was then acting in a similar capacity, then the amount of the indemnification to be provided by the Manager shall be limited to the Manager’s proportionate share thereof if so determined by the Manager acting in good faith.
(g) In case any Claim is brought against any Indemnified Person in respect of which indemnification may be sought by such Indemnified Person pursuant hereto, the Indemnified Person shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Person reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10; provided, however, that the failure of the Indemnified Person to so notify the indemnifying party shall not limit or affect such Indemnified Person’s rights other than pursuant to this Section 10 unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Person), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Person, which counsel may, without limiting the rights of such Indemnified Person pursuant to the next succeeding sentence of this Section 10, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Person may elect to conduct the defense of the Claim, if (i) such Indemnified Person reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Person within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Person’s reasonable judgment, to defend the Claim in good faith. In no event shall the indemnifying party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnified Persons in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party may settle any Claim against such Indemnified Person without such Indemnified Person’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Person, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Person and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Person from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Person, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Person in connection with such Claim. The applicable Indemnified Person shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Person is entitled pursuant to this Section 10 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Person. Except as provided in the immediately preceding sentence, no Indemnified Person may pay or settle any Claim and seek reimbursement therefor under this Section 10.
Section 11. Term. Until this Agreement is terminated in accordance with its terms, (i) this Agreement shall be in effect for an initial term commencing on the Effective Date and expiring on the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and (ii) this Agreement shall automatically renew for a one-year term on each anniversary date thereafter (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless: (a) the Manager gives the Company not less than (90) days’ written notice prior to expiration of the Initial Term, or, in the case of the expiration of the Renewal Term, prior to the expiration of such Renewal Term, that it elects not to have this Agreement automatically renew; or (b) the Company gives the Manager not less than ninety (90) days’ prior written notice that it elects not to have this Agreement automatically renew and either (i) at the time such notice is given the Company would have the right to terminate this Agreement pursuant to Section 12 (in which case the notice shall specify the reason for such right) or (ii) the Board of Trustees has made a determination in its good faith and reasonable judgment, based on consultation with and advice from its financial advisor, that the total compensation payable to the Manager pursuant to this Agreement is materially unfair to the Company and its Subsidiaries (taken as a whole); provided, however, that the Company shall not have the right to elect not to renew this Agreement pursuant to the foregoing clause (ii) unless (x) at least forty-five (45) days prior to the delivery of the non-renewal notice the Company shall have delivered to the Manager in writing a proposed fee arrangement that the Board of Trustees believes in its good faith and reasonable judgment is fair to both the Manager and the Company and its Subsidiaries and is supported by relevant market-based benchmarks or other objective, reliable indicators of fairness and (y) the Manager shall not have agreed to continue to provide the services under this Agreement pursuant to a mutually agreeable revised fee arrangement prior to the time such non-renwal notice is delivered by the Company. The Company and the Manager agree to negoatiate with one another in good faith in the event that the Company proposes a revised fee arranagement pursuant to this Section 11.
Section 12. Termination.
(a) The Company may terminate this Agreement at any time, including during the Initial Term, upon at least thirty (30) days’ prior written notice of termination from the Board of Trustees to the Manager specifying the reason for termination as provided below, only if:
(i) the Manager engages in any act or omission that shall involve: the Manager acting or omitting to act with deliberate dishonesty; the Manager receiving an improper personal benefit in money, property or services; in the case of a criminal proceeding, the Manager having had reasonable cause to believe that such act or omission was unlawful; or gross negligence, willful misconduct, fraud or bad faith on the part of the Manager;
(ii) the Manager breaches or fails to perform under this Agreement in any material respect and such breach or failure to perform shall continue unremedied for a period of thirty (30) days after written notice thereof specifying such breach or failure to perform and requesting that the same be remedied in such thirty (30)-day period unless such breach is not curable with such time frame and the Manager shall have within such 30 day period diligently commenced efforts to remedy such breach and such effort shall be continuing;
(iii) there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager of a voluntary Bankruptcy petition;
(iv) the Board of Trustees shall have determined, in its good faith judgment based on a written opinion of outside legal counsel, that the failure to terminate this Agreement violates its fiduciary duties to CHC and its shareholders under applicable law;
(v) a Manager Change of Control has occurred and the Board of Trustees reasonably determines that such Manager Change of Control is materially detrimental to the Company and its Subsidiaries;
(vi) Andrew Farkas ceases to be involved in the active management and operations of the Manager and, at such time or at any time thereafter, fewer than three of Jeffrey Cohen, Frank Garrison, James Aston, George Carleton and Paul Hughson (or fewer than three other individuals reasonably approved by the Board of Trustees to replace such individuals) are involved in the active management and operations of the Manager;
(vii) the Manager or any Person who beneficially owns 50% or more of the outstanding equity interests in the Manager is convicted (including a plea of nolo contendere) of a felony for conduct involving the Company’s assets, business or affairs;

(viii) the Manager is unable to perform its obligations under this Agreement; provided, however, that the unavailability of any specific individual to serve as an employee or officer of the Manager shall not be deemed to render the Manager unable to perform its obligation under this Agreement; or
(ix) there is a dissolution of the Manager.
(b) The Company may also terminate this Agreement at any time at the election of the Board of Trustees, for any reason not specified in Section 12(a) or for no reason, upon not less than ninety (90) days’ prior written notice to the Manager, provided that (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) simultaneously with, and as a condition to the effectiveness of, such termination the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(c) The Company may terminate this Agreement, immediately upon, and within the six (6) month period following, a Company Change of Control, by providing written notice of such termination to the Manager, and such termination shall be effective upon the date such notice is delivered to the Manager, provided that (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) simultaneously with, and as a condition to the effectiveness of, such termination the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(d) The Manager may terminate this Agreement for any reason or for no reason at any time, including during the Initial Term or prior to any Renewal Term, upon not less than thirty (30) days prior written notice to the Company during the first year of the Initial Term, and thereafter upon not less than one hundred twenty (120) days’ prior written notice to the Company.
(e) The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.
(f) The Manager may terminate this Agreement for Good Reason upon at least thirty (30) days’ prior written notice to the Company, which notice shall provide a reasonably detailed description of the actions or failures to act by the Company and/or the Board of Trustees that the Manager determined to constitute Good Reason. If the Manager terminates this Agreement pursuant to this Section 12(f), then (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) within five (5) Business Days following the effective date of such termination, the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(g) The Manager may terminate this Agreement immediately upon, and within the six month period following, the consummation of a Company Change of Control by providing written notice of such termination to the Company, and such termination shall be effective upon the date such notice is delivered to the Company. If the Manager terminates this Agreement pursuant to this Section 12(g), then (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) within five (5) Business Days following the effective date of such termination, the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(h) This Agreement shall automatically terminate upon an assignment by the Manager not in accordance with Section 14 of this Agreement.
Section 13. Survival; Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Section 11 or 12 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation and reimbursements accruing to the date of termination (including the Base Management Fee and the Incentive Fee, if any). Upon such termination, the Manager shall (i) promptly deliver to the Board of Trustees all property and documents of the Company then in the custody of the Manager and (ii) otherwise cooperate with the Company, as reasonably requested by the Company and at the Company’s sole cost and expense, in the orderly transition of the duties of the Manager from the Manager to another external manager of the Company or to employees of the Company. Sections 4, 8, 9, 10, 11, 12, 13, 16, 17, 18, 19, 20, 21, 23 and 25 shall survive the termination of this Agreement.
Section 14. Assignment. The Manager may not assign this Agreement, in whole or in part, without the prior written consent of CHC after the approval of the Board of Trustees, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Manager may assign this Agreement to any Majority-Owned Affiliate of Island Capital Group or Andrew L. Farkas without the consent of CHC and the approval of the Board of Trustees, provided that such assignee shall have the capacity and ability to provide the services to be provided by the Manager. The assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager, and shall agree in writing to be bound by the obligations hereunder. The Company may not assign this Agreement, in whole or in part, without the prior written consent of the Manager in its sole discretion; provided, however, that, subject to the Manager’s termination rights under Section 12, this Agreement may be assigned to any successor entity in a Company Change of Control transaction, in which case such successor entity shall agree to be bound by all of the terms of this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
Section 15. Representations and Warranties.
(a) CHC and CCG, jointly and severally, hereby make the following representations and warranties to the Manager:
(i) CHC is a statutory trust duly created, validly existing and in good standing under the laws of the State of Delaware. CCG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of CHC and CCG has all power and authority required to execute and deliver this Agreement and to perform all of its duties and obligations hereunder.

(ii) The execution, delivery, and performance of this Agreement by CHC and CCG have been duly authorized by all necessary action on the part of CHC and CCG.
(iii) This Agreement constitutes a legal, valid, and binding agreement of CHC and CCG and is enforceable against each of them in accordance with its terms.
(b) The Manager hereby makes the following representations and warranties to the Company:
(i) The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all of its duties and obligations hereunder.
(ii) The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.
(iii) This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms.
Section 16. Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered personally or by courier, overnight delivery service, certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below, or as subsequently modified by written notice in accordance with this Section 16. All such notices shall be duly given and effective upon receipt (or refusal of receipt):
(a) If to the Company, to:
Centerline Holding Company
625 Madison Avenue
New York, New York 10022
Attention: Secretary
(b) If to the Manager:
Island Centerline Manager LLC
c/o Island Capital Group LLC
717 Fifth Avenue, 18th Floor
New York, New York 10022
Attention: President
Section 17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or circumstance is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 18. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedule attached hereto, constitutes the entire agreement of the parties and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Section 10 regarding indemnification, which is intended to be for the benefit of the Persons covered thereby).
Section 19. Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties. Any waiver of rights hereunder must be set forth in writing and signed by the party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
Section 20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof
Section 21. Dispute Resolution; Mediation; Jurisdiction.
(a) Except as provided for in Section 7(d), in the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (each a “Dispute”), upon the written notice of any party, the other parties shall attempt in good faith to negotiate a resolution of the Dispute. If the other parties are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 21(b).
(b) Any Dispute not resolved pursuant to Section 21(a) shall, at the request of either party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The parties shall have 20 days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within 20 days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other parties), that the International Institute for Conflict Prevention and Resolution appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other parties in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other parties except in the course of a judicial or regulatory proceeding or as may be required by law or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other parties reasonable written notice of the intended disclosure and afford the other parties a reasonable opportunity to protect their interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days of receipt by a party of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 21(c).
(c) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City, County and State of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 16, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or the courts of the United States of America located in the City, County and State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement.
Section 22. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement or any transaction contemplated hereby could not adequately be compensated by money damages, a party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement and no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.
Section 23. Joint and Several Obligations; Failure to Pay. CHC and CCG shall be jointly and severally liable for the obligations of either of them under this Agreement. If for any reason the Company does not pay the Base Management Fee, the Incentive Fee or any other amount due under this Agreement when due, then such amount shall accrue interest at a rate of 1% per month and shall continue to be payable and shall be paid by the Company as soon as reasonably practicable; provided, however, that the foregoing shall not apply to any amount that shall have become due hereunder which is then the subject of a dispute between the parties acting in good faith and, in any such case, no interest shall accrue on any such amount and no such amount shall be payable hereunder until such dispute has been finally resolved in accordance with the terms hereof. The preceding sentence shall not limit any other remedies of the Manager in the event the amounts are not paid when due.

Section 24. Construction. The headings of the Sections in this Agreement are provided for convenience only, are not part of the agreement of the parties and shall not affect the construction or interpretation of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement was negotiated by the parties with the benefit of legal representation. If an ambiguity or question or intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring and or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.
Section 25. Non-Compete. During the term of this Agreement and during the one (1) year period following the termination of this Agreement, the Manager shall not, and shall not cause or permit any of its Affiliates to, directly or indirectly, engage in the LIHTC Business or the Agency Lending Business; provided, however, that this Section 25 shall immediately cease to apply: (i) with respect to any lending program of any Agency Lender, from and after the time that the Company ceases to participate in such program for any reason; and (ii) in its entirety, from and after any termination of this Agreement by the Manager pursuant to Section 12(f) (Good Reason) or Section 12(g) (Company Change of Control) or by the Company pursuant to Section 12(b) (No Reason) or Section 12(c) (Company Change of Control). This Section 25 shall not prohibit the ownership by the Manager and/or its Affiliates, collectively, of less than five percent (5%) of any class of publicly-traded security of any company.
Section 26. Section 409A. Notwithstanding anything to the contrary in this Agreement, in the event that one or more payments under this Agreement are subject to Section 409A of the Code and would cause the Manager to incur any additional tax or interest under Section 409A of the Code or any Treasury Regulations thereunder, the Company and the Manager shall, at no additional cost to the Company, mutually amend such provision, provided that such amendment shall maintain, to the extent practicable without any additional cost to the Company, the original intent and economic benefit to the Manager of the applicable provision without violating the provisions of Section 409A of the Code.
Section 27. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic pdf submission), each of which when executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.
Section 28. Further Actions. At any time and from time to time, each party agrees, at its expense (except as otherwise provided for herein), to take such actions and to execute and deliver such documents as reasonably may be necessary to effectuate the purposes of this Agreement and any transaction contemplated hereby.
Section 29. Independent Contractor; Ownership and Control. The parties hereto expressly acknowledge and agree that the Manager is at all times acting and performing under this Agreement as an independent contractor, retaining control over and responsibility for its own operations and personnel, and that no act or omission by either the Company or the Manager shall be construed to make or constitute the other its partner, member, principal, agent, joint venturer or associate and the parties agree to report the forgoing treatment of the Manager for tax purposes in any applicable tax filing. The Company shall at all times retain and exercise complete dominion and control over the assets and operations of the Company and its Subsidiaries. The Company shall own and/or hold all licenses, permits and contracts obtained by it with respect to the business of the Company.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

COMPANY CENTERLINE HOLDING COMPANY, a Delaware statutory trust
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & CEO

CENTERLINE CAPITAL GROUP INC., a Delaware corporation
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & CEO

MANAGER ISLAND CENTERLINE MANAGER LLC, a Delaware limited liability company
By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	President